Exhibit 2.1

CERTIFICATE OF INCORPORATION

OF

CALTIER, INC.

Article I.

The name of the corporation is CalTier, Inc. (the “Company”).

Article II.

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is Corporation Trust Company.

Article III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

Article IV.

The name and mailing address of the incorporator are as follows:

Travis Hook

5965 Village Way Ste 105 – 142

San Diego, CA 92130

Article V.

The Company is authorized to issue two classes of common stock, to be designated, respectively, “Voting Common Stock” and “Nonvoting Common Stock”. The total number of shares of stock that the Company shall have authority to issue is 10,000,000 shares of common stock, $0.0001 par value per share, of which 7,266,667 shares shall be Voting Common Stock and 2,733,333 shares shall be Nonvoting Common Stock.

The holders of Voting Common Stock issued and outstanding, except where otherwise provided by law, shall have and possess the exclusive right to notice of stockholders’ meetings and the exclusive voting rights and powers, and the holders of the Nonvoting Common Stock shall not be entitled to any notice of stockholders’ meetings or vote upon the election of directors or upon any questions affecting the management or affairs of the Company, except where such notice or vote is required by law.

Except with respect to the differences in the right to receive notice of stockholders’ meetings and the right to vote as set forth herein, the holders of Voting Common Stock and the holders of Nonvoting Common Stock shall have identical rights, preferences and privileges with respect to each share of stock regardless of class.

Article VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

Article VII.

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

Article VIII.

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article IX.

Except as provided in Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

I, the undersigned, as the sole incorporator of the Company, have signed this Certificate of Incorporation on March 21, 2022.

/s/ Travis Hook
Travis Hook, Incorporator